EXHIBIT 99.1


FOR IMMEDIATE RELEASE

CONTACTS: Alanco Investor Relations           Equity Communications
          (480) 607-1010                      Ira Weingarten
          www.alanco.com                      (805) 897-1880
                                              ira@equitycommunication.com

                      Alanco's Third Quarter Sales Up 300%

                    Nine Months YTD Sales Exceed $15 Million

(Scottsdale, AZ - April 23, 2007) - Alanco Technologies, Inc., Scottsdale, AZ (NASDAQ: ALAN), reported today that it expects sales revenues for the third quarter ended March 31, 2007, to exceed $4.4 million, an increase of over 300% versus comparable revenues of $988,000 in the prior year period. Sales revenue for the first nine months of fiscal year ending June 30, 2007 is expected to be approximately $15 million, an increase in excess of $11 million compared to $3.8 million in comparable revenue for the prior year nine months. The record sales results are primarily attributable to the Company's new Wireless Asset Management business segment, created by the acquisition of StarTrak Systems, LLC, ("StarTrak") on June 30, 2006. StarTrak is the world's leading supplier of wireless tracking and subscription asset management services to the refrigerated or "Reefer" segment of the transportation industry, including trailers, containers, and railcars.

Robert R. Kauffman, Alanco Chairman and Chief Executive Officer, commented, "While our record third quarter StarTrak-generated sales result was gratifying, we also experienced a high level of new business development activity in both of our wireless tracking businesses which we expect to result in continued sales growth for our fourth quarter and beyond."

"StarTrak is actively engaged in pilot evaluations and field trials with approximately 25 new prospects for ReeferTrak(R) applications in refrigerated containers, intermodal trailers, and truck/trailer fleets totaling about 45,000 units, representing hardware sales of approximately $27,000,000 and additional monthly subscription data service revenues in the range of $800,000 to $900,000. StarTrak's current deployed subscriber service base totals in excess of 20,000 units."

"Our TSI PRISM RFID tracking business has also experienced a high level of customer activity, including major new RFID inmate tracking Request for Proposal
(RFP) solicitations from Kansas, Minnesota, and Florida, totaling approximately $15,000,000 in potential contract awards, which, if we are successful bidders, would dramatically impact near-term sales results."

Alanco Technologies, Inc. (NASDAQ: ALAN), headquartered in Scottsdale, Arizona, is a rapidly growing provider of wireless tracking and asset management solutions through its StarTrak Systems and Alanco/TSI PRISM subsidiaries. Corporate website: www.alanco.com

StarTrak Systems is a leading provider of GPS tracking and wireless asset management services to the transportation industry and the dominant provider of tracking, monitoring and control services to the refrigerated or "Reefer" segment of the transportation marketplace. StarTrak products increase efficiency and reduce costs of the refrigerated supply chain through the wireless monitoring and control of critical Reefer data, including GPS location, cargo temperatures and Reefer fuel levels. StarTrak offers complete integrated solutions for refrigerated trailers, trucks, railcars, and containers. Additional information is available at www.StarTrak.com.

Alanco/TSI PRISM is the leading provider of RFID real-time tracking technologies for the corrections industry. TSI PRISM systems track and record the location and movement of inmates and officers, resulting in enhanced facility safety and security and significant staff productivity improvements. Utilizing proprietary RFID (Radio Frequency Identification) tracking technology, TSI PRISM provides real-time inmate and officer identification, location and tracking both indoors and out. TSI PRISM is currently utilized in prisons in Michigan, California, Illinois, Ohio, Missouri, and Virginia. Additional information is available at www.TSIPRISM.com.

The Company also participates in the data storage industry through its wholly owned subsidiary, Excel/Meridian Data, Inc., a manufacturer of Network Attached Storage (NAS) systems. Excel delivers uniquely scalable, manageable and cost-effective storage solutions for all network storage customers. For further information, visit www.emdstorage.com.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES WHICH MAKE THE COMPANY'S PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY'S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND TO REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.

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